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                                                                    EXHIBIT 20.1

              NOTICE OF GRANT OF STOCK OPTIONS AND OPTION AGREEMENT

                           RED LION HOTELS CORPORATION
                            201 W. NORTH RIVER DRIVE
                                SPOKANE, WA 99201

_______________________                                  ID: ___________________

_______________________

_______________________

Effective _________, (the "Effective Date"), you have been granted a Non-Qualified Stock Option to buy __________ shares of Red Lion Hotels Corporation (the "Company" or "RLH") at $______ per share. Your grant has been made under the Company's 2006 Stock Incentive Plan (incorporated herein by reference and hereinafter referred to as the "Plan"), which, together with the terms contained herein, sets forth the terms and conditions of your grant. A copy of the Plan is available on file at the Company corporate office. Please carefully review these documents.

Exercise Price: $_____ per share. The total exercise price of the shares granted is $____________.

Vesting: Your option shares vest 25% on each of the first, second, third and fourth anniversaries of the Effective Date.

Expiration Date: Your right to exercise your option with respect to vested shares will expire on the tenth (10th) anniversary of the Effective Date, or earlier in connection with the termination of your employment as described more fully in Exhibit A, "Additional Terms and Conditions."

Exercise: You may exercise this option from time to time, in whole or in part, to purchase a whole number of vested shares, by following the exercise procedures implemented by the Company from time to time. All exercises must take place before the Expiration Date, or such earlier date as set forth in Exhibit A following your retirement, permanent and total disability, death or your separation from employment. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option. You will be responsible for any taxes or any applicable brokerage or administrative fees due when you exercise your option. You will also be responsible for any applicable taxes, brokerage fees and administrative fees due when you sell or transfer any shares you receive upon exercise of your option.

By your signature and the Company's signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Plan as amended by this Notice of Grant of Stock Options and Option Agreement.

RED LION HOTELS CORPORATION


By:
    ---------------------------------
    Arthur M. Coffey
    President and CEO

ASSOCIATE:


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                                    EXHIBIT A

                         ADDITIONAL TERMS AND CONDITIONS

This option is a valuable part of your total compensation at RLH. You are an important part of our strategy for success, and you have been granted an option to purchase a significant number of shares of RLH. This option enables you to become an owner of the Company or increase your ownership of the Company, and to benefit financially from our success.

This option is your opportunity to buy, within ten years of the option's grant, a specific number of shares of RLH stock. You can buy these shares at the price set at the time you are granted the option - no matter how high the market value of the stock at the time.

THE FUTURE VALUE OF YOUR STOCK OPTIONS

While no one can predict the future of RLH's stock performance, your option can become very valuable. Your potential gain is the difference between the exercise price of your option and the market value of the option shares at the time you exercise your option. Obviously, if the market price is less than the exercise price, your option would have no value.

For example, if the exercise price of your vested option is $_______, and the market price is $________, your potential gain would be $5 per share if you exercised your option at that time.

Stock performance is affected by many factors, including the company's ability to meet financial performance expectations, growth in net income and market perception of the company's growth potential.

EXERCISING YOUR STOCK OPTION

When you exercise your option, you are buying shares of RLH stock at the fixed exercise price. You may exercise your option as to some or all of the vested shares at any time before the ten-year expiration date, subject to earlier termination as outlined below in connection with earlier separation from the Company. You become vested as follows:

First anniversary of the Effective Date - 25% of your option shares vest; Second anniversary of the Effective Date - 25% of your option shares vest; Third anniversary of the Effective Date - 25% of your option shares vest; and Fourth anniversary of the Effective Date - 25% of your options shares vest

Once you exercise your option, you own RLH stock. You may choose to hold your stock in hopes of future appreciation. As a shareholder, your potential gain depends on how well the company's stock performs over time.

EXERCISING YOUR OPTIONS WITH CASH

When you exercise your options and purchase RLH stock, you pay the option price times the number of shares you wish to purchase. For example, if the option price is $_____, and you want to buy 1,000 shares of stock, you would pay $___________ regardless of the current market value of the 1,000 shares. Since the excess of the market value of the purchased shares over the option price constitutes compensation to you, it is subject to withholding by the company. The required tax withholding amount must be paid by you to the company with the option price at the time of the exercise.

EXERCISING YOUR OPTIONS WITHOUT CASH

If you want to exercise your options and plan to immediately sell the shares (versus waiting to sell them), you may conduct a cashless exercise, subject to such policies as the Company may implement from time to time with respect to cashless exercises. In such a case, sale of your option shares would be arranged through a stock broker and you would be paid the difference between the option price and the market value of the stock at the time you exercise, less applicable tax withholding, brokerage fees and administrative fees.

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CASHLESS EXERCISE EXAMPLE

1) ASSUME THAT THE MARKET PRICE OF RLH STOCK WHEN YOU EXERCISE YOUR OPTIONS
IS...

     $_______ PER SHARE

2. YOU EXERCISE YOUR VESTED OPTION TO PURCHASE 1,000 SHARES FOR $______ PER SHARE...

     1,000 X $______ = $_______

3. YOU RECEIVE THE DIFFERENCE BETWEEN THE MARKET PRICE AND THE EXERCISE PRICE OF YOUR SHARES, LESS TAX WITHHOLDING...

     MARKET PRICE: 1,000 X $_______ = $___________
     EXERCISE PRICE: 1,000 X $_______ = $__________

AMOUNT PAYABLE TO YOU...

     $5,000*

*    Less applicable tax withholding, brokerage fees and administrative fees

SUMMARY OF OTHER ISSUES (PLEASE SEE THE MORE SPECIFIC TERMS AND CONDITIONS SET FORTH IN THE PLAN):

- IN THE EVENT OF SEPARATION FROM EMPLOYMENT...

If the nature of your separation of employment with RLH is other than retirement, disability or death, then you will have until the earlier of the Expiration Date or the date which is three months after your employment ceases or is suspended to exercise your vested options (assuming you are not terminated by the Company for "Cause" as defined in the Plan). If you are not vested, or if you are terminated for Cause, you will not be able to exercise your options.

- IN THE EVENT OF RETIREMENT OR PERMANENT AND TOTAL DISABILITY...

If you are vested, you will have until the earlier of the Expiration Date or 12 months from your last day of employment to exercise such vested options. If you are not vested, you will not be able to exercise your options.

- IN THE EVENT OF DEATH DURING EMPLOYMENT...

As long as you are vested at the time of your death, your surviving beneficiary will have until the earlier of the Expiration Date or 12 months from your death to exercise your vested options. If you are not vested, your survivors will not be able to exercise your options.

FOR ADDITIONAL INFORMATION PLEASE CONTACT RLH INVESTOR RELATIONS...

Please send your questions to:
   201 W. North River Drive
   Spokane, WA 99201

or e-mail your questions to:
   investorrelations@redlion.com